Exhibit 21.1

Subsidiaries of Armored AutoGroup Inc.

Subsidiary	State of Incorporation
The Armor All/STP Products Company	Delaware
STP Products Manufacturing Company	Delaware
Armored AutoGroup Sales Inc. (f/k/a Viking Products Marketing, Inc.)	Delaware
AA Group (U.S.) - A LLC	Delaware
AA Group (U.S.) - B LLC	Delaware
AAG UK Parent Limited	United Kingdom
AAG UK Holding Limited	United Kingdom
Armored Auto (UK) LP	United Kingdom
Armored AutoGroup Australia Pty Ltd	Australia
Armored AutoGroup HK Limited	Hong Kong
Armored AutoGroup Costa Rica SRL (f/k/a Viking Venture Costa Rica, Sociedad De Responsabilidad Limitada)	Costa Rica
Armored Auto UK Limited (f/k/a Clorox Europe Ltd.)	United Kingdom
Armored AutoGroup Malaysia Sdn. Bhd.	Malaysia
Armored Autogroup Philippines, Inc. (f/k/a AA Philgroup Ventures, Inc.)	Philippines
Armored AutoGroup Puerto Rico LLC	Puerto Rico
Viking Acquisitions S. de R.L. de C.V.	Mexico
Armored AutoGroup Canada ULC (f/k/a Viking Acquisition Canada ULC)	Canada
Armored AutoGroup New Zealand ULC (f/k/a Viking New Zealand ULC)	New Zealand
Viking Acquisitions Servicios S. de R.L. de C.V.	Mexico